Exhibit (h)(4)

FORM OF SUBLICENSE AGREEMENT

This Sublicense Agreement (“Agreement”) is entered into as of [ ] by and between Morgan Stanley Investment Management Inc., a Delaware corporation with offices at 1585 Broadway, New York, NY 10036 (“MSIM”), and E*TRADE Trust (“Licensee,” and together with MSIM, the “Parties”), on behalf of each series listed on Schedule A (each, a “Fund” and, collectively, the “Funds”).

WHEREAS, MSIM, through licenses with index providers (each an “Index Provider”), has the right to sublicense the Indexes and Marks listed in Schedule A, which may be amended by the Parties from time to time as agreed upon by the Parties, to the Funds for use in connection with, among other things, exchange-traded funds (the “Products”);

WHEREAS, Licensee desires to use the Indexes and Marks in connection with the distribution of Products and MSIM is willing to grant Licensee a sublicense for such use.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, and for good and valuable consideration set forth in the Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. GRANT OF LICENSE. MSIM grants Licensee a non-exclusive, non-transferrable right and license to use and refer to the Indexes, Marks, and Index Providers in connection with creating, offering, selling, distributing, operating, marketing, and promoting the Products, and to provide the Indexes to Licensee’s service providers for such purposes, pursuant to the terms and conditions of this Agreement. Licensee shall be permitted to create, and to authorize service providers to create data from the Indexes (collectively, “Derivative Works”), and to reproduce or further transmit or distribute such Derivative Works in any type of format or by any means for the sole purpose of commercializing the Indexes in connection with the Products during the Term. Licensee acknowledges and agrees that this license and other rights granted under this Agreement are subject in all respects to any and all license agreements between MSIM and the Index Providers, and Licensee agrees to comply with all obligations, restrictions, limitations, exceptions, and other provisions of such license agreements, including without limitation terms pertaining to approvals, confidentiality obligations, intellectual property rights and restrictions, and quality control requirements. Licensee acknowledges that it has received a copy of all such agreements as of the date hereof.

2. OWNERSHIP AND VALIDITY. Licensee acknowledges Index Providers’ ownership of the entire right, title, and interest in and to the Indexes and Marks, and that Licensee’s use of the Marks shall inure to the sole benefit of the applicable Index Provider. To the extent that Licensee creates Derivative Works under this Agreement, such Derivative Works shall be owned exclusively by MSIM. To the extent an assignment is necessary, Licensee agrees to assign, and hereby assigns, to Licensor all of its right, title and interest in and to such Derivative Works.

3. QUALITY CONTROL. MSIM shall have the right to monitor the quality of the Products offered by Licensee pursuant to this Agreement. Licensee agrees that the nature and quality of the Products in connection with which Licensee may use and refer to the Indexes and Marks shall meet or exceed the standards set by MSIM or Index Provider, provided that such standards have been communicated to Licensee in writing. Licensee’s failure to conform to such quality controls may result in the termination of this Agreement. Licensee shall include in its prospectus and other materials such notices as are required by the agreement between MSIM and the applicable Index Provider, provided such requirements and notices have been communicated to Licensee in writing. Further, Licensee’s use of the Indexes and Marks shall comply with all guidelines and specifications regarding the style, appearance, and usage of the Indexes and Marks as MSIM has communicated to Licensee in writing.

4. TERM. This Agreement shall become effective upon signatures of both Parties and remain in effect unless terminated by either party as provided herein.

5. TERMINATION. Licensee may terminate this Agreement upon thirty (30) days’ prior written notice. MSIM may terminate this Agreement upon thirty (30) days’ prior written notice or immediately upon Licensee’s breach of this Agreement. This Agreement will terminate immediately upon termination of MSIM’s license agreements with the Index Provider for the applicable Indexes and Marks.

6. FEES. Unless otherwise agreed by the Parties, Licensee shall not pay MSIM a license fee for each Product as set forth in Schedule A.

7. ENTIRE AGREEMENT. This Agreement sets forth the entire Agreement and the understanding between the Parties and supersedes all prior and contemporaneous agreements and understandings, express or implied, oral or written with respect to the subject matter hereof. No modification or amendment of this Agreement shall be valid or binding unless made in writing and signed on behalf of the Parties by their duly authorized officers or representatives.

8. EXECUTION. This Agreement may be executed simultaneously with any number of counterparts, each of which shall be deemed an original, and which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

9. GENERAL PROVISIONS.

(a) A party may not assign this Agreement and/or any of its rights and/or obligations hereunder, except to an affiliate or successor in interest, without the prior written consent of the other party, and any attempted assignment by a party requiring the consent of the other party which is made by the assigning party without the other party’s prior consent shall be null and void.

(b) No change in, addition to, or waiver of any of the provisions of this Agreement shall be binding upon either Party unless in writing signed by an authorized representative of such party. No waiver by either Party of any breach by the other party of any of the provisions of this Agreement shall be construed as a waiver of that or any other provision on any other occasion.

(c) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, without regard to its conflict of law provisions.

(d) In the event any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in effect and the Agreement shall be read as though the offending provision had not been written or as the provision shall be determined by such court to be read.

(e) It is expressly agreed that the obligations of Licensee hereunder shall not be binding upon any of its trustees, shareholders, nominees, officers, agents, or employees personally, but shall bind only the trust property, as provided in the Agreement and Declaration of Trust, as may be amended from time to time. The execution and delivery of this Agreement has been authorized by the Board of Licensee and signed by its authorized officers, acting as such, and neither such authorization by such trustees, nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of Licensee, as provided in the Agreement and Declaration of Trust.

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IN WITNESS WHEREOF, MSIM and Licensee have caused this Agreement to be duly executed on their behalf in the manner legally binding upon them.

Morgan Stanley Investment Management Inc.

Signature:
By:
Title:

E*TRADE Trust

Signature:
By:
Title:
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SCHEDULE A

Series of E*TRADE Trust	Index and Mark(s)	Index Provider	Fees
E*TRADE No Fee Large Cap Index Fund	Index: Solactive GBS United States 500 Index	Solactive AG	None
E*TRADE No Fee Total Market Index Fund	Index: Solactive United States 3000 Index	Solactive AG	None
E*TRADE No Fee International Index Fund	Index: Solactive GBS Developed Markets ex United States Large & Mid Cap USD Index NTR	Solactive AG	None
E*TRADE No Fee Municipal Bond Index Fund	Index: Bloomberg Municipal Managed Money Intermediate (1-17 Year) Index Marks: Bloomberg®; Bloomberg Municipal Managed Money Intermediate (1-17 Year) Index	Bloomberg Index Services Limited	None
E*TRADE No Fee U.S. Bond Index Fund	Index: Bloomberg U.S. Government Credit Bond Index Marks: Bloomberg®; Bloomberg U.S. Government Credit Index	Bloomberg Index Services Limited	None
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